Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Epoch Biosciences 2003 Stock Incentive Plan and the Nanogen, Inc. 1997 Stock Incentive Plan of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of Nanogen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Nanogen Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nanogen, Inc., filed with the Securities and Exchange Commission.

                /s/ Ernst & Young LLP

San Diego, California

August 22, 2005